Exhibit 5.1

                       LeBoeuf, Lamb, Greene & MacRae LLP

                              125 West 55th Street
                             New York, NY 10019-5389
                                  May 29, 2007


Dynamic Materials Corporation
5405 Spine Road
Boulder, Colorado  80301

Ladies and Gentlemen:

      We are acting as counsel for Dynamic Materials Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-8 (the "Registration Statement") for the registration of 950,000 shares of the Company's common stock, par value $0.05 per share (the "Stock"), to be issued and sold pursuant to the Company's 2006 Stock Incentive Plan and 1997 Equity Incentive Plan (the "Plans").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof, (iii) resolutions of the Board of Directors of the Company, dated April 8, 2004 and August 2, 2006, authorizing the issuance of the Stock and (iv) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, resolutions, instruments, certificates, records and documents. We have also assumed the regularity of all corporate procedures.

      Based upon the foregoing, and subject to the limitations and qualifications contained in this opinion, we are of the opinion that:

      1. The issuance of the Stock has been duly authorized by the Board of Directors of the Company.

      2. The Stock will be validly issued, fully paid and non-assessable when the Stock shall have been issued, sold and delivered for the consideration contemplated in the Plans.

      We express no opinion with respect to any laws other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/  LeBoeuf, Lamb, Greene & MacRae LLP
                                    ---------------------------------------


New York, New York
May 29, 2007


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